Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No.333-88958) and Form S-8 (No.333-75908) of LodgeNet Entertainment Corporation of our reports dated February 3, 2003 relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

Minneapolis Minnesota
March 18, 2003